Exhibit 10.8

EXECUTION VERSION

SYNTHETIC ROYALTY AGREEMENT

This SYNTHETIC ROYALTY AGREEMENT (this “Agreement”) dated as of March 4, 2022, is among Acer Therapeutics Inc., a Delaware corporation (the “Company”), MAM Aardvark, LLC, a Delaware limited liability company (as “Agent”), and Marathon Healthcare Finance Fund, L.P., a Delaware limited partnership (“MHFF”).

W I T N E S S E T H:

WHEREAS, the Company, Agent and certain other financial institutions have entered into that certain Credit Agreement (as amended from time to time the “Credit Agreement”), dated as of the date hereof;

WHEREAS, each of Agent and MHFF are a “Lender” under the Credit Agreement and together are “Lenders”;

WHEREAS, as a condition to the Lenders’ agreement to enter into the Credit Agreement and to make certain Loans (as defined in the Credit Agreement) thereunder, the Company and the Lenders have agreed to enter into this Agreement regarding the payment by the Company to the Lenders of certain Revenue-Based Payments (as defined below); and

WHEREAS, the Company and the Lenders desire to memorialize the terms and conditions regarding the payment of such Revenue-Based Payments as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and in the Credit Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any managing member, officer or director of such Person and (c) with respect to either Lender, any entity administered or managed by any Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans.

“Agent” shall mean MAM Aardvark, LLC, or any successor agent.

“Aggregate Revenue” shall mean the aggregate Net Sales and Other Payments.

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, NY.

“Change of Control” means the occurrence of any of the following, unless such action has been consented to in advance in writing by Agent in its sole discretion:

(A) a consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving entity after such event; or

(B) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis.

“Fiscal Quarter” means a calendar quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company, which period shall be the twelve (12) month period ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall have the meaning set forth in the Credit Agreement.

“Hazardous Substances” means hazardous waste, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

“Health Care Laws” shall have the meaning set forth in the Credit Agreement.

“Lender” shall have the meaning set forth in the Credit Agreement, and shall include any subsequent Lender to the Credit Agreement or to whom any interest hereunder is assigned by Agent or a Lender.

“Lien” shall have the meaning set forth in the Credit Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material and adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of the Company and/or its Subsidiaries taken as a whole, or (b) a material impairment of the ability of the Company to perform any of its payment obligations under this Agreement.

“Material Contract” shall have the meaning set forth in the Credit Agreement.

“Net Sales” means the gross amount of monies or cash equivalent or other consideration which is received for sales, leases or other modes of transfer of Product by the Company or its Affiliates, or their respective licensees, assignees or successors, to a non-affiliated third party end user customer less: (i) customary trade, quantity or cash discounts and rebates to the extent actually allowed and taken; (ii) amounts repaid or credited to customers by reason of rejections or returns made of previously sold Product based on product defect; (iii) to the extent separately stated on purchase orders, invoices or other documents of sale, taxes or other governmental charges (except filing fees) which are actually paid by or on behalf of the Company or its Affiliates, or their respective licensees, assignees or successors, for the production, sale, transportation, delivery or use of Product; and (iv) reasonable charges for delivery or transportation of Product to customers through the use of third party delivery or transportation services, if separately stated and not charged to or reimbursed by the customer. The term “Net Sales” in the case of non-cash sales means the fair market value of all equivalent or other consideration received by the Company or its Affiliates, or their respective licensees, assignees or successors, for the sale, lease or transfer of Product to third party end user customers. For clarity: (i) if the Company or its Affiliate sells or transfers Product to a licensee, Net Sales are to be calculated on such licensee’s sale to a third party and not on the sale or transfer price to the Company or its Affiliate; and (ii) if the Company or its Affiliate, or any licensee thereof, sells or transfers Product to a third party such as a wholesaler, specialty pharmacy, distributor or reseller that will conduct a further sale or transfer to a third party end user customer or other third party reseller, then Net Sales are to be calculated on the list price of the Company or its Affiliate, or any licensee thereof, as applicable.

“Other Payments” means the amount of any upfront, milestone or other fees to the extent in respect of rights of the Company or its Affiliates to Product which is received by the Company or its Affiliates from any licensee of the Company or its Affiliates of such rights; provided, however, that the following shall be excluded from Other Payments: (i) payments which are based directly or indirectly on Net Sales or any amount which is akin thereto (including royalties or profit sharing); (ii) payments (including as reimbursement of expenses) in respect of research or development (including activities towards commercialization) or legal or patent expenses; (iii) equity investment; and (iv) payments with a repayment obligation.

“Payment Date” means the fifteenth (15th) day of each of February, May, August and November (or the next succeeding Business Day to the extent such 15th day is not a Business Day), commencing on the first of such dates in the first Fiscal Quarter following the Synthetic Royalty Commencement Date.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Product” means a pharmaceutical composition or preparation which consists of or includes a taste-masked, immediate release formulation of sodium phenylbutyrate, including for the potential treatment of various inborn errors of metabolism such as urea cycle disorder(s) and maple syrup urine disease.

“Pro Rata Share” means Agent (31.6%) and MHFF (68.4%), as such may be revised by the Agent and provided by written notice to the Company, at least before the first (1st) day of the month of the next Payment Date.

“Royalty Cap” means $15,000,000.00.

“Services” means services provided by the Company or any Affiliate of the Company to un-Affiliated Persons, including any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.

“Subsidiaries” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries of the Company herein shall be a reference to direct and indirect Subsidiaries of the Company.

“Synthetic Royalty Commencement Date” means the Tranche 1 Funding Date as that term is defined in the Credit Agreement.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(c) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(d) References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof and thereof and include any annexes, exhibits and schedules attached thereto.

(e) References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(f) References to any Person shall be construed to include such Person’s successors and permitted assigns.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(h) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(i) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(j) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

ARTICLE II

SYNTHETIC ROYALTY PAYMENTS

Section 2.1 Revenue-Based Payment.

(a) Commencing as of the Synthetic Royalty Commencement Date, the Company promises to pay to the Lenders, in the aggregate, two percent (2.00%) of the Aggregate Revenue in each successive Fiscal Quarter (or, in the case of the initial Fiscal Quarter in which the Synthetic Royalty Commencement Date occurs, such partial Fiscal Quarter) (each a “Revenue-Based Payment”). The Revenue-Based Payment with respect to a Fiscal Quarter shall be payable on the Payment Date next following the end of such Fiscal Quarter.

(b) In the event that the Company makes any adjustment to Aggregate Revenue after it has been reported to Agent, and such adjustment results in an adjustment to the Revenue-Based Payment due to the Lenders pursuant to this Section 2.1, the Company shall so notify the Agent and such adjustment shall be captured, reported and reconciled with the next scheduled report and payment of Revenue-Based Payment hereunder. Notwithstanding the foregoing, the Agent and the Company shall discuss the amount of any such adjustment prior to it being given effect with respect to future Revenue-Based Payments..

Section 2.2 Payment Upon Change of Control. Upon a Change of Control or sale of the Product business to a third-party, non-Affiliate of the Company, the Company shall immediately upon consummation of such transaction pay to the Lenders an amount equal to the Royalty Cap less the aggregate amount of the Revenue-Based Payments received by the Lenders prior to the Change of Control, not including any payments with respect to indemnity or expense reimbursement obligations (the “Change of Control Payment”).

Section 2.3 Payments. All payments due under this Agreement shall be made by the Company in immediately-available funds, without set-off or deduction except as specifically provided herein, via wire transfer as directed by the Agent in writing, not later than 1:00 p.m. New York, NY time on the date due, and funds received after that hour shall be deemed to have been received by such Lender on the following Business Day. All payments shall be paid to the Lenders in the amount of each Lender’s Pro Rata Share.

Section 2.4 Taxes. If any withholding or deduction from any payment to be made by the Company to any Lender hereunder is required in respect of any income, excise, stamp, documentary, property, franchise or other tax, fee, duty, levy, withholding or other similar charge imposed by any governmental authority pursuant to any applicable law, rule or regulation, then (i) the Company shall: (x) make such withholding or deduction; (y) pay directly to the relevant governmental authority the full amount required to be so withheld or deducted; and (z) as promptly as practicable forward to the Agent the original or a certified copy of an official receipt or other documentation evidencing such payment to such governmental authority; and (ii) such amount shall be deemed for purposes of this Agreement to have been paid to the respective Lender as part of the applicable payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1 Representations and Warranties of the Company.

(a) Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each jurisdiction in which failure to so qualify would reasonably be likely to have or result in a Material Adverse Effect. Each Loan Party has the power to own its assets and carry on its business as it is being conducted.

(b) Authorization; No Conflict. The Company is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the transactions contemplated therein, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law (including any applicable Health Care Law), (ii) the certificate of incorporation, by-laws or other organizational documents of the Company, or (iii) any Material Contract, or any judgment, order or decree, which is binding upon the Company or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any the Company.

(c) Validity; Binding Nature. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness.

ARTICLE IV

COVENANTS

Section 4.1 Reporting. Not later than five (5) Business Days prior to each Payment Date, the Company shall furnish to the Agent a report, in form reasonably acceptable to the Agent, setting forth (i) the Aggregate Revenues (and each component thereof) from the prior Fiscal Quarter and (ii) the Company’s calculation of the Revenue-Based Payment for the prior Fiscal Quarter. Audited annual financial statements shall be provided within 90 days after the close of each Fiscal Year (unless the Company files a Notice of Late Filing (12b-25 Notice) in which case such report shall be due within one hundred five (105) days of the end of the relevant Fiscal Year); provided, that, for long as the Company has shares of capital stock listed on The Nasdaq Stock Market, the Company’s prompt filing of such annual report described in this Section 3.1 with the U.S. Securities and Exchange Commission shall satisfy the Company’s obligations under this Section 3.1.

Section 4.2 Audits. Beginning on the Synthetic Royalty Commencement Date, the Company shall, upon the Agent’s written request (and using an accountant designated by the Agent and reasonably satisfactory to the Company, the “Designated Auditor”), inspect and audit the Company’s books and records, no more often than once on an annual basis, regarding the Revenue-Based Payments or the Change of Control Payment (together, the “Company Payments”) that are paid or payable to the Lenders pursuant to the terms of this Agreement for the prior twelve (12) month period. The Company and the Lenders agree that each party shall bear its own costs and expenses relating to such inspection and audit of the Company’s books and records other than the expenses of the Designated Auditor, which shall be borne by the Lenders; provided, that if the amount of the Company Payments that should have been made to the Lenders is equal to or greater than 105% of the amount of the Company Payments actually made to the Lenders during the applicable audited period, then all of the expenses of the Designated Auditor relating to such inspection or audit shall be borne and paid for by the Company.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification by the Company. In consideration of the execution and delivery of this Agreement and the Credit Agreement by the Agent and the Lenders and the agreement to extend the Commitments (as defined in the Credit Agreement) provided under the Credit Agreement, the Company hereby agrees to indemnify and hold Agent and the Lenders and each of the officers, directors, employees, Affiliates, representatives and agents of Agent and the Lenders (each an “Indemnified Party”) harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including all reasonable, duly documented, out-of-pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals, and all court costs and similar legal expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to, the status of the Indemnified Parties relative to this Agreement in combination with any of the following: (a) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by the Company or any of its Subsidiaries; (b) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any of its Subsidiaries or the operations conducted thereon; (c) the investigation, cleanup or remediation of offsite locations at which the Company or any of its Subsidiaries or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; (d) any breach of or default under any covenant or agreement by the Company set forth in this Agreement, or (e) the Company’s general operation of its business, including, but not limited to, all product liability arising out of or in connection with the Company’s or any of its Affiliates’ or licensees’ manufacture, use or sale of Product or the provision by the Company or any of its Affiliates of any Services. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 5.1 shall survive termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Remedies Upon an Event of Default

(a) Upon the occurrence and continuation of a default by the Company, the Agent, on behalf of the Lenders, may exercise any and all rights, options and remedies provided for in this Agreement, under any applicable laws or otherwise at law or in equity, including the right to specific performance of this Agreement.

(b) The enumeration of any rights and remedies in this Agreement is not intended to be exhaustive, and all rights and remedies of the Agent and the Lenders described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which such parties otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

Section 6.2 Payment Default. In addition to the remedies set forth in Section 6.1, if the Company fails to pay any Revenue-Based Payment on or before the applicable Payment Date, all such unpaid amounts shall bear interest at a rate of ten percent (10%) per annum, compounded annually (“Default Interest”), commencing on the applicable Payment Date on which such Revenue-Based Payment was not paid and continuing until such time as the unpaid Revenue-Based Payment is paid. The receipt by the Lenders of such Default Interest shall not be construed as a waiver by the Lenders of any default or any of the rights or remedies of Agent or the Lenders under this Agreement.

Section 6.3 Termination of Agreement. This Agreement shall terminate upon the first to occur of the following: (i) the receipt by the Lenders of the Change of Control Payment and all other unpaid Revenue-Based Payments owed to the Lenders under this Agreement for periods prior to such Change of Control; (ii) the date upon which the Lenders, in the aggregate, have received payments pursuant to this Agreement equal to the Royalty Cap, not including any payments with respect to indemnity or expense reimbursement obligations; or (iii) the Company and the Agent mutually agree in writing to terminate this Agreement.

Section 6.4 Nature of Remedies. All of the obligations of the Company and rights of the Agent and the Lenders expressed herein shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Agent or the Lenders, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.5 Notices. All notices hereunder shall be in writing (including via electronic mail) and shall be sent to the applicable party at its address shown below or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic mail transmission shall be deemed to have been given when sent if sent during regular business hours on a Business Day, otherwise, such deemed delivery will be effective as of the next Business Day; notices sent by mail shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, first class postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. The Company and the Agent each hereby acknowledge that, from time to time, the Agent and the Company may deliver information and notices using electronic mail.

if to the Company, to:

Acer Therapeutics Inc.

One Gateway Center, Suite 351

300 Washington Street

Newton, MA 02458

Attention: Chief Executive Officer

Email: cschelling@acertx.com

Attention: General Counsel

Email: djoseph@acertx.com

if to the Agent or the Lenders, to:

MAM Aardvark, LLC

c/o Marathon Asset Management, LP

One Bryant Park

38th Floor

New York NY 10036

Attn: Steve DeNelsky

Email: sdenelsky@marathonfund.com

With a copy (that does not constitute notice) to:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attn: Ryan Magee

Email: ryan.magee@hklaw.com

Attn: Paul Smith

Email: paul.smith@hklaw.com

Section 6.6 Successors and Assigns. This Agreement shall be binding upon the Company, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Company, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement. The Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent.

Section 6.7 Independent Nature of Relationship. Nothing herein contained shall constitute the Company, the Agent and/or the Lenders as a partnership, an association, a joint venture or any other kind of entity or legal form or constitute any party the agent of the other. No party shall hold itself out contrary to the terms of this Section 6.7 and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. Neither the Company, the Agent nor the Lenders has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. The Company, the Agent and the Lenders agree that neither the Agent nor the Lenders are involved in or responsible for the manufacture, marketing or sale of any Product or the provision of any related Services.

Section 6.8 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.9 Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 6.10 Forum Selection; Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, U.S. FIRST CLASS POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 6.11 Waiver of Jury Trial. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 6.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 6.13 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts with the same effect as if all parties had executed the same document. All counterparts shall be construed together and shall constitute a single agreement. Further, the parties hereto consent and agree that this Agreement may be signed and/or transmitted by e-mail of any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the parties hereto and reasonably available at no undue burden or expense to the Agent and the Lenders), except to the extent the Agent requires otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. No party hereto shall raise the use of e-mail or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of e-mail or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 6.14 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.15 Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 6.16 Appointment of Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. The remainder of Section 9 of the Credit Agreement is hereby incorporated by reference to Section 9.2 through 9.12 thereof as if set forth herein as applicable to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling
Name: Chris Schelling
Title: Chief Executive Officer

[Signature Page to Synthetic Royalty Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

AS AGENT AND LENDER:

MAM AARDVARK, LLC

By:	/s/ Louis Hanover
Name: Louis Hanover
Title: Authorized Signatory

AS LENDER:

MARATHON HEALTHCARE FINANCE FUND, L.P.

By:	/s/ Louis Hanover
Name: Louis Hanover
Title: Authorized Signatory

[Signature Page to Synthetic Royalty Agreement]